EXHIBIT 10.1

                SALES AND TRADEMARK LICENSE AGREEMENT


       THIS SALES AND TRADEMARK LICENSE AGREEMENT ("Agreement"), effective as of June 11, 1999, is made by and between CARALOE, INC. ("Licensor"), a Texas corporation, having its principal place of business at 2001 Walnut Hill Lane, Irving, Texas 75038, and NUTRA VINE ("Licensee"), having its principal place of business at 17311 Center Court Circle, Spring, TX 77379.

                        W I T N E S S E T H:

       WHEREAS, Licensor desires to sell to Licensee and Licensee desires to purchase from Licensor bulk aloe vera mucilaginous polysaccharide (hereinafter referred to under the product name of "Manapol[R] Powder"), to be purchased according to the specifications, prices, and terms as set forth on the attached Schedule A and to be used in product or products manufactured by Licensee (the "Manufactured Products");

       WHEREAS, Carrington Laboratories, Inc., ("Carrington") a Texas corporation, claims the ownership of the trademark Manapol[R] (the "Mark") and has granted to Licensor an exclusive license to use the Mark and to sub-license others to use it;

       WHEREAS, Licensee is desirous of obtaining from Licensor, and Licensor is willing to grant to Licensee, a license to use the Mark in connection with the advertising and sale of the Manufactured Products subject to the terms, conditions and restrictions set forth herein; and

       WHEREAS, Licensor and Licensee are mutually desirous of insuring the consistent quality of all products sold in connection with the Mark;

       NOW, THEREFORE, in consideration of premises, the mutual covenants, promises and agreement set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant, promise and agree as follows:

                              Article 1

                               LICENSE

       1.1 Terms and Conditions. Licensor hereby grants to Licensee the non-transferable right and license to use the Mark in connection with the labeling, advertising and sale of Manufactured Products manufactured and sold by Licensee in the United States during the term of this Agreement. During the term of this Agreement, Licensee shall have the non-exclusive right to use the Mark in connection with Manufactured Products containing Manapol[R] Powder that are intended for sale to the ultimate consumer in the United States.

       1.2 Sublicenses. Licensee shall not have the right to grant sublicenses without the written permission of Licensor with respect to the license granted herein; however, Licensee may engage a third party or parties to make and affix labels for the Manufactured Products in compliance with Articles 2,3, and 4 hereof, and/or to distribute and sell the Manufactured Products in compliance with the terms and conditions of this Agreement. Licensee shall be expressly obligated to ensure full compliance with all terms and conditions of this Agreement.

       1.3 Quality Standards. Licensee agrees that the nature and quality of all goods sold by Licensee under the Mark, and all advertising, promotional and other related uses of the Mark by Licensee shall conform to standards set by and be under the control of Licensor and Carrington.

       1.4 Quality Maintenance. Licensee agrees to cooperate with Licensor and Carrington in facilitating control by Licensor and Carrington of the nature and quality of all Manufactured Products, to permit reasonable inspection of Licensee's operation, and to supply Licensor and Carrington with specimens of uses of the Mark upon request. Licensee shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the sale, distribution and advertising of goods covered by this License.

       1.5 Form of Use. Licensee agrees to use the mark only in the form and manner and with appropriate legends as prescribed from time to time by Licensor, and not to use any other trademark or service mark in connection with the Mark without prior written approval of Licensor.

       1.6 Infringement Proceedings. Licensee agrees to promptly notify Licensor of any unauthorized use of the Mark by others as it comes to Licensee's attention. Licensor shall have the sole right and discretion to bring infringement or unfair competition proceedings involving the Mark, or to authorize Licensee to do so.

                              Article 2

            CERTAIN OBLIGATIONS OF LICENSEE AND LICENSOR

       2.1 Representations by Licensee. Licensee shall not represent in any manner that it owns any right, title or interest in or to the Mark. Licensee acknowledges that its use of the Mark shall inure to the benefit of Licensor and shall not create in Licensee's favor any right, title or interest in or to the Mark.

       2.2 Discontinuation of Use of Mark. Upon the expiration or termination of this Agreement, Licensee will cease and desist from all use of the Mark in any manner and will not adopt or use, without
  Licensor's prior written consent, any word or mark which is confusingly or deceptively similar to the Mark, except that Licensee may continue to use the Mark under the terms and conditions of this Agreement in connection with any remaining supplies of Manapol[R] Powder purchased by Licensee from Licensor until such supplies are exhausted.

       2.3 FDA Compliance of Products. All products on which the Mark is used by Licensee shall be manufactured, packaged, labeled, advertised, marketed and sold in compliance with the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder, as amended from time to time.

       2.4 Inspection. Upon reasonable notice, Licensor reserves the right to inspect the Manufactured Products bearing the Mark and Licensee's manufacturing facilities at all reasonable times to insure Licensee's compliance with this Agreement.

       2.5 Use of Trademark. Licensee shall not use the Mark except as specifically set forth herein. Without limiting the generality of the preceding sentence, Licensee shall not use the Mark in connection with the sale or advertising of any products other than the Manufactured Products. Any use of the Mark pursuant to this agreement is non-
  exclusive. Whenever the Licensee uses the Mark, it shall also indicate that such name is the registered trademark of Carrington and shall take all reasonable measures to assure that there is no confusion of ownership of the Mark or the substance which it identifies, the same being the proprietary property of the Licensee.


                              Article 3

                       MANUFACTURING AND SALE

       3.1  Manufacturing  Facilities.     All   manufacturing  of   the
  Manufactured Products shall be done in the Licensee's own facilities or qualified contract manufacturing facilities.

       3.2 Combination With Other Products. Licensee shall not combine Manapol[R] Powder with any product or substance in any manner which would violate any laws, rules or regulations of any state, federal or other governmental body. Licensee shall not combine Manapol[R] Powder with any other substance in a Manufactured Product that is to be advertised or sold for use or consumption by humans or animals if the approval of the U.S. Food and Drug Administration (the "FDA") or the U.S. Department of Agriculture ("USDA") for such use or consumption is required and has not been obtained.

       3.3 Compliance by Third Parties. Licensee shall take all steps reasonably necessary to ensure that its distributors and any other parties to whom it sells any of the Manufactured Products for resale do not relabel, repackage, advertise, sell or attempt to sell Manapol[R] Powder or any of the Manufactured Products in a manner that would violate this Agreement if done by Licensee.

       3.4 Manapol[R] Powder Content. The amount of Manapol[R] Powder to be contained in each of the Manufactured Products shall be no less than fifteen milligrams (15 mgs) of Manapol[R] Powder per ounce of
  Manufactured Products. The parties shall meet once each year to determine and agree upon the Manapol[R] Powder content for existing and proposed Manufactured Products.

                              Article 4

                       LABELS AND ADVERTISING

       4.1 FDA Compliance of Labels and Advertising. All labels and advertising relating to the Manufactured Products offered in connection with the Mark must strictly comply with all applicable rules and regulations of the FDA.

       4.2 Mandatory Requirements. Licensee shall cause all labels, packaging, advertising and promotional materials used by it in advertising, marketing and selling any product manufactured by or on behalf of Licensee that contains Manapol[R] Powder to contain (I) the Mark, (ii) a statement setting forth the concentration of Manapol[R] Powder contained in Manufactured Products, and (iii) the following legend:

  Manapol[R] is a registered trademark of Carrington Laboratories, Inc.

       4.3 Claims by Licensee. Licensee hereby agrees not to make, or permit any of its employees, agents or distributors to make, any claims of any properties or results relating to Manapol[R] Powder or any Manufactured Product which would violate any applicable law.

       4.4 FDA or USDA Approval of Claims. If Licensee desires to seek FDA or USDA approval as to any specific claims with respect to Manapol[R] Powder or any Manufactured Products, Licensee hereby agrees to (I) notify Licensor of the claims and the application prior to filing and (ii) to keep Licensor informed as to the progress of the application, including but not limited to sending Licensor copies of all communications or notices to or from the FDA or USDA, as applicable.

       4.5 Right to Approve Labels, etc. If Licensor so requests, Licensee shall not use any label, advertisement or marketing material that contains the Mark unless such label, advertisement or marketing material has first been submitted to and approved by Licensor. Licensor shall not unreasonably withhold its approval of any such label, advertisement or marketing material.

                                Article 5

                                 ROYALTY

       5.1 Licensee agrees to pay to Licensor a royalty of $0.15 per unit of Manufactured Products produced by or for the Licensee.

       5.2 Within seven (7) days after the end of each calendar month Licensee shall provide Licensor with a written report listing the quantities of Manufactured Products produced during that month. Accompanying each such report shall be sufficient evidence, such as vendors invoices, batch records, or other such evidence of production, to substantiate the quantities included in the report.

       5.3 All royalties for Manufactured Products produced in a month shall be due and payable within thirty (30) days of the end of such month.

       5.4 All payments hereunder are to be paid in U.S. currency at the address set forth at the beginning of the Agreement.

                                Article 6

             NEGATION OF WARRANTIES, DISCLAIMER AND INDEMNITY

       6.1  Negation of  Warranties, etc.    Nothing in  this  Agreement
  shall be construed or interpreted as:

       (a) a warranty or representation by Licensor that any product made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free of infringement or the like of the rights of third parties; or

       (b) an obligation by Licensor to bring or prosecute actions or suits against third parties for infringement or the like of the Mark or of any registration that may subsequently be granted for such Mark; or

       (c) granting by implication, estoppel or otherwise any licenses or rights other than those expressly granted hereunder.

       6.2 Disclaimer. LICENSOR MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS AND FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY LICENSEE OR ITS CUSTOMERS, VENDEES OR OTHER TRANSFEREES, WITH RESPECT TO THE MARK OR ANY PRODUCTS MADE OR SOLD BY LICENSEE. THE FOREGOING NOTWITHSTANDING, SELLER DOES REPRESENT THAT THE MANAPOL[R] POWDER DOES MEET THE SPECIFICATIONS OUTLINED ON SCHEDULE A AND THAT IT IS A FOOD SUPPLEMENT UNDER THE FDA RULES AND REGULATIONS.

       6.3 Liability of Licensee for Products. Licensee shall assume all financial and other obligations for the Manufactured Products made for it or sold by it under this Agreement and Licensor shall not incur any liability or responsibility to Licensee or to third parties arising out of or connected in any manner with the Manufactured
  Products and/or Licensee's products made or sold pursuant to this Agreement. In no event shall Licensor be liable for lost profits, special damages, consequential damages or contingent liabilities arising out of or connected in any manner with this Agreement or the Manufactured Products made for Licensee or sold by Licensee under this Agreement.

       6.4 Indemnity of Licensor. Licensee agrees to defend, indemnify and hold Licensor, its officers, directors, employees and agents, harmless against all claims, liabilities, demands, damages, expenses or losses arising out of or connected with (a) the wrongful or negligent use by Licensee of the Mark or (b) any use, sale or other disposition of the Manufactured Products and/or Licensee's products by Licensee or by any other party.

       6.5 Negation of Trademark Warranty. Licensee acknowledges that Licensor makes no warranty, express or implied, with respect to its ownership of any rights relating to the Mark.

                              Article 7

                        TERM AND TERMINATION

       7.1 Term. Unless terminated earlier as provided for herein, this Agreement shall remain in full force and effect for one year commencing on date first written above and shall end at midnight one year from the date of this Agreement. This Agreement shall be renewed for one year terms at the request of the Licensee, provided that such notice is given to Licensor at least sixty (60) days prior to the expiration of the then current term of the agreement and provided that the Licensee has not made substantial and uncorrected violations of this Agreement as provided for in Paragraph 7.2.

       7.2  Breach of  Agreement.    Except  as  provided  otherwise  in
  Section 7.3, if either party breaches any material provision of this Agreement and fails to cure the breach within thirty (30) days after receipt of written notice from the nonbreaching party specifying the breach, then the nonbreaching party may terminate this Agreement upon written notice to the breaching party, which right of termination shall be in addition to, and not in lieu of, all other rights and remedies the nonbreaching party may have against the breaching party under this Agreement, at law or in equity. Failure by Licensor to give notice of termination with respect to any such failure shall not be deemed a waiver of its right at a later date to give such notice if such failure continues or again occurs, or if another failure occurs.

       7.3 Immediate Termination. Licensor may immediately terminate this Agreement, upon written notice to Licensee, upon the occurrence of any one or more of the following events: (I) Licensee breaches any provision of Articles 1, 2, 3, or 4; (ii) Licensee voluntarily seeks protection under any federal or state bankruptcy or insolvency laws;
  (iii) a petition for bankruptcy or the appointment of a receiver is filed against Licensee and is not dismissed within thirty (30) days thereafter; (iv) Licensee makes any assignment for the benefit of its creditors; or (v) Licensee ceases doing business.

       7.4 Survival of Provisions. In the event of termination, cancellation or expiration of this Agreement for any reason, Sections 2.2, 6.1, 6.2, 6.3, 6.4, 6.5, 8.3 and 9.1 hereof shall survive such termination, cancellation or expiration and remain in full force and effect.

                                Article 8

                           RIGHTS UPON DEFAULT

       8.1 Licensor's Rights Upon Default. If Licensee (I) fails to make a payment hereunder when due or (ii) otherwise breaches any term of this Agreement, and such failure or breach is not cured to Licensor's reasonable satisfaction within five (5) days (in the case of a failure to make a payment) or thirty (30) days (in any other case) after receipt of notice thereof by Licensee, or if Licensee fails to perform or observe any covenant or condition on its part to be performed when required to be performed or observed, and such failure continues after the applicable grace period, if any, specified in the Agreement, Licensor may refuse to make further deliveries hereunder and may terminate this Agreement upon notice to Licensee and, in addition, shall have such other rights and remedies, including the right to recover damages, as are available to Licensor under applicable law or otherwise. If Licensee becomes bankrupt or insolvent, or if a petition in bankruptcy is filed by or against it, or if a receiver is appointed for it or its properties, Licensor may refuse to make further deliveries hereunder and may terminate this Agreement upon notice to Licensee, without prejudice to any rights of Licensor existing hereunder or under applicable law or otherwise. Any subsequent shipment of Manapol[R] Powder by Licensor after a failure by Licensee to make any payment hereunder, or after any other default by Licensee hereunder, shall not constitute a waiver of any rights of Licensor arising out of such prior default; nor shall Licensor's failure to insist upon strict performance of any provision of this Agreement be deemed a waiver by Licensor of any of its rights or remedies hereunder or under applicable law or a waiver by Licensor of any subsequent default by Licensee in the performance of or compliance with any of the terms of this Agreement.

       8.2 Licensee's Rights Upon Default. If Licensor fails in any material respect to perform its obligations hereunder, and such failure is not cured to Licensee's reasonable satisfaction within thirty (30) days after receipt of notice thereof by Licensor, Licensee shall have the right to refuse to accept further deliveries hereunder and to terminate this Agreement upon notice to Licensor and, in addition, shall have such other rights and remedies, including the right to recover damages, as are available to Licensee under applicable law or otherwise. Any subsequent acceptance of delivery of Manapol[R] Powder by Licensee after any default by Licensor under this Agreement shall not constitute a waiver of any rights of Licensee arising out of such prior default; nor shall Licensee's failure to insist upon strict performance of any provision of this Agreement be deemed a waiver by Licensee of any of its rights or remedies hereunder or under applicable law or a waiver by Licensee of any subsequent default by Licensor in the performance of or compliance with any of the terms of this Agreement.

       8.3 Equitable Relief. A breach or default by Licensee of any of the provisions of Articles 1, 2, 3 and 4 hereof shall cause Licensor to suffer irreparable harm and, in such event, Licensor shall be entitled, as a matter of right, to a restraining order and other injunctive relief from any court of competent jurisdiction, restraining any further violation thereof by Licensee, its officers, agents, servants, employees and those persons in active concert or participation with them. The right to a restraining order or other injunctive relief shall be supplemental to any other right or remedy Licensor may have, including, without limitation, the recovery of damages for the breach or default of any of the terms of this Agreement.


                                Article 9

                             CONFIDENTIALITY

       9.1 During the term of this Agreement, Licensee may acquire from Licensor or its affiliates technical, commercial, operating or other proprietary information relative to the business or operations of Licensor or its affiliates (the "Confidential Information"). Licensee shall maintain the confidentiality, and take all necessary precautions to safeguard the secrecy, of any and all Confidential Information it may acquire from Licensor or its affiliates. Licensee shall not use any of such Confidential Information for its own benefit or for the benefit of anyone else. Licensee shall not publicly disclose the existence of this Agreement or the terms hereof without the prior written consent of Licensor.

                                Article 10

                               MISCELLANEOUS

       10.1 Force Majeure. Licensor shall not have any liability hereunder if it shall be prevented from performing any of its obligations hereunder by reason of any factor beyond its control, including, without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or the public enemy, other casualty, strike or lockout, or interference, prohibition or restriction imposed by any government or any officer or agent thereof ("Force Majeure"), and Licensor's obligations, so far as may be necessary, shall be suspended during the period of such Force Majeure and shall be cancelled in respect of such quantities of Manapol[R] Powder as would have been sold hereunder but for such suspension. Licensor shall give to Licensee prompt notice of any such Force Majeure, the date of commencement thereof and its probable duration and shall give a further notice in like manner upon the termination thereof. Each party hereto shall endeavor with due diligence to resume compliance with its obligations hereunder at the earliest date and shall do all that it reasonably can to overcome or mitigate the effects of any such Force Majeure upon its obligations under this Agreement.

       10.2 Amendment.   This Agreement  may  be changed,  modified,  or
  amended only by an instrument in writing duly executed by each of the parties hereto.

       10.3 Entire Agreement. This Agreement constitutes the full and complete agreement of the parties hereto and supersedes any and all prior understandings, whether written or oral, with respect to the subject matter hereof.

       10.4 No Waiver. The failure of either party to insist upon strict performance of any obligation hereunder by the other party, irrespective of the length of time for which such failure continues, shall not be a waiver of its right to demand strict compliance in the future. No consent or waiver, express or implied, by either party to or of any breach or default in the performance of any obligation hereunder by the other party shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

       10.5 Notices. All notices required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made when personally delivered or when duly deposited in the mail, first class mail, postage prepaid, or when transmitted by prepaid telegram, and addressed to the applicable address first above written or to such other address as the addressee shall have theretofore specified in a written notice to the notifying party.

       10.6 Assignment.    This  Agreement  or  any  of  the  rights  or
  obligations created herein may be assigned, in whole or in part, by Licensor. However, this Agreement is personal to Licensee, and Licensee may not assign this Agreement or any of its rights, duties or obligations under this Agreement to any third party without Licensor's prior written consent, and any attempted assignment by Licensee not in accordance with this Section 10.6 shall be void.

       10.7 Relationship of Parties. Nothing contained herein shall be construed to create or constitute any employment, agency, partnership or joint venture arrangement by and between the parties, and neither of them has the power or authority, express or implied, to obligate or bind the other in any manner whatsoever.

       10.8 Remedies Cumulative. Unless otherwise expressly provided herein, the rights and remedies hereunder are in addition to, and not in limitation of, any other rights and remedies, at law or in equity, and the exercise or one right or remedy will not be deemed a waiver of any other right or remedy.

       10.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided, however, that the foregoing shall not be deemed to expand or otherwise affect the limitations on assignment and delegation set forth in Section 10.6 hereof, and except as otherwise expressly provided in this Agreement, no other person or business entity is intended to or shall have any right or interest under this Agreement.

       10.10 Governing Law. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas, excluding, however, any conflicts of law rules that would require the application of the laws of any other state or country.

       10.11     Headings.   The headings used in this Agreement are for
  convenience of reference only and shall not be used to interpret this Agreement.

       10.12     Counterparts.     This  Agreement may  be  executed  in
  multiple counterparts, each of which shall be deemed an original and all of which will constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                CARALOE, INC.

                                By:  s/s Bill Pine

                                General Manager


                                NUTRA VINE

                                By:  /s/ Linda Lavender

                                President & CEO

                                                                SCHEDULE A
                                NUTRA VINE


  Manapol[R] Powder Product Specification

  PRODUCT DESCRIPTION

  PRODUCT:      Manapol[R] Powder
  CODE:         C-200
  SOURCE:       Aloe barbadensis Miller
  USES:         The pure, stabilized  Manapol[R] Powder is suitable  for
                use in pharmaceutical and beverage formulations


  SPECIFICATION SHEET

  Test                  Specification         Method
  ------------------------------------------------------
  Appearance            Fine white to beige
                        powder

  Complex               > = 30                HPLC(SEC)
  Carbohydrates
  (wt. %)

  Water, wt.%           < = 14%               TGA

  Residue on Ignition   < = 16%               TGA
  wt.%

  Microbiological       Meets USP Standard    USP
  Purity

  Fiber, wt.%           < = 60%               TGA

  Solubility            approx. 240 Gel Point CARN
  Gelization

  pH                    Not Adjusted          CARN

  Fiber                 Enriched              CARN

  Viscosity (cP)        approx. 40            CARN
  4 mg/ml solution

  Total Acid Value      approx. 0.7           CARN
  (As Malic Acid)
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                                SCHEDULE A
                                NUTRA VINE


  Territory

     Licensee is permitted to market agreed upon products containing Manapol[R] Powder in the United States.



  Pricing Schedule for Manapol[R] Powder

  Quantity Per Order                      Prices
   1 to   25 kg                       $1,600.00 / kg
  26 to   50 kg                       $1,500.00 / kg
  51 to  100 kg                       $1,400.00 / kg



  Terms are net/30 days with approved credit F.O.B., Irving, Texas
  All pricing is subject to change with thirty (30) days written notice.